Exhibit 10.27

Deferred Income Plan	SENSUS METERING SYSTEMS
Joinder Agreement to the Master Plan

Instructions:	Complete all portions of this Joinder Agreement, including the Beneficiary Designation Form, in order to initiate your participation in the Plan; and return as directed in instructions.

(1)	PLEASE PRINT:

DAN W. HARNESS
(Participant’s Full Legal Name)	(Social Security Number )	(Date of Birth)

(Home Address—Street, City, State, Zip)

8601 Six Forks Road, Suite 300, Raleigh, North Carolina 27615
(Work Address—Street, City, State, Zip)

(Office Telephone Number)	(Office Email Address)

(2)	PLAN BENEFITS:

A.	Retirement & Termination Benefits.

Retirement—The company will make necessary annual contributions to a hypothetical corporate-owned life insurance policy on your life during your active employment as outlined herein. In the initial current plan year (2005), a contribution of $59,700.00 is planned with a subsequent $59,700.00 contribution in the fall of 2006. The purpose of these hypothetical contributions is to provide a benefit of $120,000.00 to be payable to you under this plan.

A benefit of $120,000.00 for retirement purposes is agreed upon under this arrangement assuming your ongoing employment through 12/31/2006.

Future employment agreements and potential associated benefits may dictate changes to this arrangement, assuming agreement and written consent by both you and the company. The substance of this agreement does not constitute or guarantee any other additional benefits beyond those outlined.

Your participation in the establishment of any hypothetical corporate owned policy is not a suggestion that you have any real or beneficial ownership interest in any actual life insurance policy maintained by the company.

Your Retirement Benefits under the Plan will be a function of the agreed upon defined benefit of $120,000.00 due and payable following ongoing employment through 12/31/2006. Any notional or excess value accrued within any associated hypothetical or actual life insurance policy maintained by the company remains an asset of the company with ongoing affiliated rights and title as such.

B.	Death Benefits.

Pre-Retirement—Upon your death while actively employed, the Company will provide a lump sum payments to a Beneficiary or Beneficiaries you have designated in this agreement in the amount of $120,000.00. This benefit will be made payable as soon as administratively feasible. Any notional or excess amount of death benefit beyond $120,000.00 that may be created by any associated actual life insurance policy maintained on your life by the company will remain as an asset of the company. If you fail to designate an appropriate Beneficiary or Beneficiaries, or if your Beneficiary or Beneficiaries have all predeceased you, your Death Benefit will be paid as a single lump sum to the personal representative of your estate.

Post Retirement—Upon your death after your Retirement and while you are still receiving your Retirement Benefits, the Company will make a lump sum payments to a Beneficiary or Beneficiaries you have designated of the remaining balance of any unpaid Retirement Benefit.

(3)	VESTING:

You shall be fully vested at all times in the Plan Benefits as of the Effective Date of Participation, and no specific period of employment or service is required to earn (vest in) any portion of any Plan Benefit.

(4)	GENERAL PLAN TERMS & CONDITIONS OF PLAN PARTICIPATION:

A.	I apply for participation in the Plan with the understanding and agreement that my participation and my right to receive the Plan’s benefits shall be according to all of the Plan’s terms and conditions as they now exist or hereafter may be amended; and that I specially assent to be governed by these terms and conditions. I understand that this Joinder Agreement and the Plan Summary are intended to summarize important portions of the Plan, but that the provisions of the Plan Document, as it may be amended from time to time, will govern the Plan and control in cases of conflict or dispute. I understand that the Plan is subject to on-going compliance with Internal Revenue and legal guidelines.

B.	I acknowledge that I have received and read a copy of the Plan. I make my request to participate based upon my informed knowledge and understanding of all the Plan’s terms and conditions.

C.	I understand and acknowledge that no Plan provision shall create any specific employment rights or term, or create an employment contract between me and the Company. I further understand and acknowledge that this Plan does not modify, limit, or otherwise change any employment contract that I may currently have or enter into with the Company in the future.

D.	I understand that the amendment, modification or terminate the Plan in whole or in part may only be performed with the written consent of both myself and the Company.

E.	I understand that all my benefits under the Plan are an unsecured promise to pay from the general assets of the Company, and I have no real or beneficial ownership interest in any specific assets of the Company at this time. I understand and acknowledge that my participation in the acquisition of any general Company asset in connection with the Plan is not a suggestion that I have a real or beneficial ownership interest in any specific asset. I further agree to provide such participation as requested by the Company.

(5)	PARTICIPANT SIGNATURE & VERIFICATION

Employee:	/s/ Dan W. Harness	Date:	December 20, 2005

Acknowledged by: Title: Date: